Exhibit 99.1

ITEM NO. 4—APPROVAL OF THE 2016 PERFORMANCE COMPENSATION PLAN

In June 2016, our Compensation Committee and Board unanimously approved, subject to stockholder approval, Red Hat’s 2016 Performance Compensation Plan (the “2016 Performance Plan”) and the Board directed that the 2016 Performance Plan be submitted to our stockholders at this Annual Meeting. The 2016 Performance Plan is designed to tie compensation directly to achievement of the Company’s objectives, thereby increasing the success of our business and enhancing long-term stockholder value. Stockholder approval of the 2016 Performance Plan is intended to allow compensation paid under the 2016 Performance Plan to qualify as “performance-based compensation” that is not subject to the deduction limitations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Currently, certain compensation is paid under the 2011 Performance Compensation Plan approved by our stockholders in August 2011 (the “2011 Performance Plan”). The 2011 Performance Plan is designed to enable the Company to provide tax deductible “performance-based compensation” within the meaning of Section 162(m) of the Code, including tying compensation to qualifying performance measures. One of the requirements of “performance-based compensation” for purposes of Section 162(m) is that the “material terms” of the performance goals under which compensation may be paid to Red Hat’s executives be disclosed to and approved by our stockholders every five years. Accordingly, the “material terms” of the performance goals under which compensation may be paid to Red Hat’s executives are discussed below and submitted for approval by our stockholders this year in order to satisfy the approval requirements of Section 162(m) beyond the current expiration of such approval for compensation payable under the 2011 Performance Plan.

The 2016 Performance Plan updates the 2011 Performance Plan to, among other changes, include additional metrics that the Compensation Committee may select as performance goals and to provide greater detail about the adjustments that the Compensation Committee may make in evaluating performance, but otherwise is substantially similar to the 2011 Performance Plan, which is described in the section entitled “Compensation and Other Information Concerning Executive Officers.”

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE

FOR

THE APPROVAL OF RED HAT’S 2016 PERFORMANCE COMPENSATION PLAN

Summary of the 2016 Performance Plan

The following paragraphs provide a summary of the principal features of the 2016 Performance Plan. The following summary is not a complete description of all the provisions of the 2016 Performance Plan and is qualified in its entirety by reference to the 2016 Performance Plan, a copy of which is attached hereto as Appendix A.

General

The 2016 Performance Plan is designed to enhance stockholder value by tying compensation to qualifying performance measures and to assist the Company in attracting and retaining executive officers of the Company and its subsidiaries who, because of the extent of their responsibilities, can make significant contributions to the Company’s success by their ability, industry, loyalty and services. If the 2016 Performance Plan is approved by stockholders and certain requirements are satisfied, compensation awarded under the 2016 Performance Plan to covered employees will qualify as “performance-based compensation” that is exempt from the deduction limitations under Section 162(m) of the Code.

Eligibility

Eligible participants in the 2016 Performance Plan (“Participants”) are the Chief Executive Officer and other executive officers who are chosen solely at the discretion of the Compensation Committee. No person is automatically entitled to participate in the 2016 Performance Plan in any plan year. Six of our current executive officers participated in the 2011 Performance Plan in Fiscal 2016. If the 2016 Performance Plan is approved by stockholders, we anticipate that Participants in the 2016 Performance Plan will be first chosen for participation for our fiscal year ending on February 28, 2018 (“Fiscal 2018”). The Company may also pay discretionary bonuses, or other types of compensation, outside of the 2016 Performance Plan; however, such compensation may not qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. The granting of awards under the 2016 Performance Plan is discretionary, and the Company cannot now determine the number or type of awards to be granted in the future to any particular person or group.

Administration

The 2016 Performance Plan will be administered by the Compensation Committee, which consists of at least three directors, each of whom is both a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and an “outside director” for purposes of Section 162(m) of the Code. The Compensation Committee shall be responsible for the general administration and interpretation of the 2016 Performance Plan and for carrying out its provisions. The Compensation Committee has the authority to select persons to receive awards from among the eligible employees and set the terms and conditions of each award consistent with the terms of the 2016 Performance Plan. The Compensation Committee may establish rules and policies for administration of the 2016 Performance Plan and adopt one or more forms of agreement to evidence awards made under the 2016 Performance Plan. The Compensation Committee interprets the 2016 Performance Plan and any agreement used under the 2016 Performance Plan, and all determinations of the Compensation Committee that are not inconsistent with the 2016 Performance Plan will be final and binding on all persons.

Determination of Awards

Under the 2016 Performance Plan, Participants will be eligible to earn payouts based upon the attainment and certification of certain performance goals established by the Compensation Committee for the applicable performance period. The performance goals that may be selected by the Compensation Committee include one or more of the following: revenue growth, revenue, subscription revenue, subscription revenue growth, gross margins, net margins, operating income, operating income growth, pre-tax income, after-tax income, net income, net earnings, earnings per share (basic and diluted), earnings before taxes, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, return on invested capital, return on equity, return on assets, economic value added (or an equivalent metric), cash flow from operations, cash flow per share, changes in deferred revenues, share price performance, total stockholder return, billings, bookings, improvement in or attainment of expense levels, improvement in or attainment of working capital levels, attainment of strategic or operational initiatives, market share, gross profits, comparisons with various stock market indices, and/or implementation, completion or attainment of measurable objectives with respect to research, development, products or projects, net promoter scores and customer engagement. Financial performance goals may be determined on either a U.S. GAAP or non-GAAP basis. Performance goals may vary by Participant and award and also may be based solely by reference to the Company’s performance or the performance of an affiliate, division, business unit or department or product line or grouping of the Company for or within which the Participant is primarily employed, or based upon the relative performance of other companies, or upon comparisons of any of the indicators of performance relative to other companies.

The Compensation Committee may provide that attainment of a performance goal shall be measured by adjusting the evaluation of performance as follows: to eliminate the effects of charges for acquisitions, restructurings, discontinued operations, items that are unusual in nature or infrequently occurring, goodwill write-offs, impairments, litigation and insurance settlement charges, foreign exchange fluctuations and other unusual or infrequently occurring items, as well as the cumulative effect of tax or accounting changes, in each case as determined in accordance with GAAP or identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis or other filings with the SEC.

The Compensation Committee must set the goal for a particular performance period no later than 90 days after it begins or, if earlier, before the end of the first 25% of the period and must certify the performance attained after the performance period ends.

The Compensation Committee retains the discretion to reduce or eliminate any award that would otherwise be payable pursuant to the 2016 Performance Plan, including through prorating because the individual was not employed for the full performance period. The Compensation Committee may choose to exercise this discretion to reflect its assessment of the quality of achievement of financial or operational goals established by the Compensation Committee or to take into account additional factors that the Compensation Committee may deem relevant to the assessment of individual or corporate performance or pursuant to such other timing as the Compensation Committee selects consistent with applicable tax laws. The Compensation Committee does not have the discretion to increase the amount of any compensation that would otherwise be due based upon the attainment of the applicable performance goal by a Participant and the Compensation Committee may not waive the achievement of the applicable performance goals, except in the case of the death or disability of the Participant or a change in control or ownership of the Company. No payment will be made to a Participant whose employment is terminated for “cause” as defined in a plan or agreement covering the individual or who resigns, other than in limited circumstances, before payment is due, and in any case would be subject to achievement of the applicable performance goals.

Payment of Awards

All awards will be paid in cash or, to the extent provided in such plan, share awards under a stockholder-approved stock plan of the Company. Payment to each Participant will be made no later than the fifteenth day of the third month following the end of the fiscal year of the Company in which the applicable performance period ends or pursuant to such other timing as the Compensation Committee selects consistent with applicable state laws. The Compensation Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of an award that would otherwise be delivered to a Participant under the 2016 Performance Plan.

Maximum Award

No Participant in the 2016 Performance Plan may be granted performance awards that are denominated in shares of the Company’s common stock in any 12-month period with respect to more than 1,000,000 shares. In addition to the foregoing, the maximum dollar value that may be granted to any Participant in any 12-month period under the 2016 Performance Plan with respect to performance awards that are valued in cash or property other than shares of the Company’s stock is $10,000,000.

Term of 2016 Performance Plan

The 2016 Performance Plan shall be effective on the date of approval by stockholders. We expect that the 2016 Performance Plan will first apply for Fiscal 2018. The Board may, from time to time, alter, amend, suspend or terminate the 2016 Performance Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including Section 162(m) of the Code.

Nature of Payments

All awards made pursuant to the 2016 Performance Plan are in consideration of services performed or to be performed for the Company, or a subsidiary, division or business unit of the Company. Any income or gain realized pursuant to awards under the 2016 Performance Plan constitute a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or a subsidiary except as may be determined by the Compensation Committee or by the Board.

New Plan Benefits

Awards under the 2016 Performance Plan (if any) will be determined based on actual future performance during performance periods designated by the Compensation Committee. As a result, future actual awards cannot now be determined. We describe the incentive compensation earned by our Named Officers for Fiscal 2016 under the 2011 Performance Plan and target awards approved for our Named Officers in Fiscal 2017 under the 2011 Performance Plan in the section of this proxy statement entitled “Compensation and Other Information Concerning Executive Officers.”